Exhibit 99.1

NAUTILUS, INC. DELIVERS RECORD THIRD QUARTER RESULTS

Third Quarter 2020 Net Sales Increased 152% to $155 million Compared to Same Period Last Year

Operating Income of $44 million is the highest in company history

Adjusted EBITDA Was $37 million, representing an Adjusted EBITDA improvement of $43 million

VANCOUVER, WASHINGTON, November 9, 2020 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the third quarter of 2020.

Third Quarter 2020 Highlights Compared to Third Quarter 2019

•Net sales were $155.4 million, up 151.8% compared to $61.7 million for the same period last year, driven primarily by strong demand for the Schwinn® IC4 and Bowflex® C6 connected-fitness bikes, Bowflex® Home Gyms, and SelectTech® weights. Strong execution across the organization coupled with supply chain improvements that began earlier in the year drove record results. However, despite increased factory capacity, the company entered the fourth quarter with $72.8 million in backorders including certain held-for-sale orders of $5.2 million.

•Gross profit was $67.9 million, up 256.3% compared to $19.1 million for the same period last year. Gross margin rates expanded to 43.7% this year compared to 30.9% last year, driven by increased full-priced selling in Direct, improved wholesale margins in Retail, and fixed costs leverage, partially offset by increased transportation costs driven by global logistics disruptions.

•On October 14, 2020, the company entered into an agreement to sell Octane Fitness, Inc. to True Fitness Technology, Inc. for a base purchase price of $25.0 million subject to adjustments for cash and cash equivalents, indebtedness, transaction expenses and working capital. The company recognized a gain on disposal group of $8.3 million related to this transaction. As a result, operating expenses decreased by 12.4% to $23.9 million, compared to $27.3 million last year.

•Operating income was $44.0 million, a $52.3 million improvement versus a loss of $8.3 million for the same period last year. This is the highest quarterly operating income in the company’s history.

•Net income was $33.8 million, or $1.04 per diluted share, compared to last year’s loss of $8.8 million, or -$0.30 per diluted share.

•The following statements exclude the impact of the gain on disposal group this quarter1.

•Adjusted operating expenses increased by 18.2% to $32.3 million compared to $27.3 million last year, primarily due to increased advertising and general and administrative expenses.

•Adjusted operating income improved to $35.7 million compared to an operating loss of $8.3 million last year, driven by sales growth and expanded gross margin rates, partially offset by higher operating expenses.

•Adjusted income from continuing operations improved to $28.0 million, or $0.87 per diluted share, compared to a loss from continuing operations of $8.7 million, or -$0.29 per diluted share.

•Adjusted EBITDA from continuing operations improved to $37.1 million compared to an adjusted EBITDA loss of $5.5 million, an improvement of $42.6 million.

1 See "Reconciliation of Non-GAAP Financial Measures" and "Gain (loss) on Disposal Group" for more information

Management Comments

“I’m really proud of how well our team executed this quarter. We delivered record results while continuing to position our company for long-term sustainable growth. We increased sales by 152%, expanded gross margins by 1280 basis points, delivered operating income of $44 million, the highest quarterly operating income in our history, and generated $37 million of adjusted EBITDA.” said Jim Barr, Nautilus Inc. Chief Executive Officer. “Impacts stemming from Covid-19 are changing consumers’ exercise habits and preferences in profound ways. Our team’s strong sustained execution has enabled us to capitalize on in-home fitness trends and elevated demand. We were able to attract many new consumers to our brands through both our retail and direct segments. We continue to see strong consumer response to our cardio and strength offerings, particularly our IC bikes, SelectTech weights, and Home Gyms. In Q3, we launched the new Bowflex® VeloCore™, the industry’s first (un)stationary, dual-mode bike that combines leaning technology with digital connectivity for a dynamic full body workout and an immersive digital experience. Early results for this new product have exceeded expectations. A key focus in this quarter was continuing to improve the flow of inventory in our supply chain. However, even with expanded production and improved supply chain, demand still outpaced supply, and we are entering the fourth quarter with close to a $68 million backlog."

Mr. Barr continued, “While we focused on delivering best-in-class products for our customers, we also continued to take steps to advance our long-term transformation. We sold our commercial brand, Octane Fitness, allowing the team to be laser-focused on growing and enhancing our at-home connected fitness experiences. We hired a Chief Digital Officer who has implemented large-scale digital experiences at some of the world's top technology companies to lead our JRNYTM and e-commerce teams and accelerate our ongoing digital transformation. We’ll be sharing the full details of our long-range plan in early 2021 but as we’ve demonstrated in the last four quarters, the work has already begun. We’ve strengthened our balance sheet, launched new products in response to consumer insights, and have continually enhanced our digital offering. These are the steps we need to take to successfully return Nautilus Inc. to sustainable long-term profitable growth.”

Third Quarter 2020 Segment Results Compared to Third Quarter 2019

Direct Segment

•Net sales were $61.2 million, up 277.8%, from $16.2 million in the same period last year, driven primarily by cardio products, which grew 256.2%, led by the Schwinn® IC4 and Bowflex® C6 connected-fitness bikes. Strength products grew 349.2% led by the popular SelectTech® weights and Bowflex® Home Gyms. The company launched the Bowflex® VeloCore™ in September and early results have exceeded expectations.

•As of September 30, 2020, Direct’s backlog totaled $23.0 million compared to $20.6 million as of June 30, 2020. These amounts represent unfulfilled consumer orders net of current promotional programs and sales discounts.

•Gross margin rate was 57.2%, increased from 38.3% for the same period last year, primarily driven by increased full-priced sales and favorable fixed costs leverage, partially offset by higher transportation costs.

•Segment contribution income was $17.6 million, compared to a loss of $8.7 million last year. The $26.3 million improvement was primarily driven by higher gross profit, partially offset by increased media spend. Advertising expenses were $8.0 million for the third quarter of 2020 compared to $5.8 million for the same period in 2019. The $2.3 million increase was driven by the company’s investment in launch marketing of the new Bowflex® VeloCore™ bikes.

Retail Segment

•Net sales were $93.2 million, up 107.8%, from $44.8 million. Cardio sales increased by 102.6% driven by bikes, particularly the Schwinn® IC4 connected-fitness bikes, and ellipticals. Strength product sales grew by 127.9% led by the popular SelectTech® weights and benches. Excluding sales related to the Octane brand, third quarter of 2020 net sales for the Retail segment grew 131.6% versus the third quarter of 2019.

•As of September 30, 2020, Retail’s backlog totaled $49.8 million including certain held-for-sale orders of $5.2 million, compared to $13.6 million as of June 30, 2020. These amounts represent customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers.

•Gross margin rate was 34.3%, increased from 27.1% for the same period last year, primarily driven by favorable customer mix and fixed costs leverage, partially offset by higher transportation costs.

•Segment contribution income was $23.4 million compared to $4.8 million for the same period last year. The $18.6 million improvement was primarily driven by higher gross profit and leveraging of fixed costs.

Balance Sheet and Other Key Highlights

As of September 30, 2020:

•The company’s liquidity position continues to improve

•Cash, cash equivalents and restricted cash were $72.3 million, an increase of $61.2 million, compared to cash and cash equivalents of $11.1 million as of December 31, 2019.

•Debt was $14.3 million, compared to debt of $14.1 million as of December 31, 2019.

•$48.6 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility

•This is the fourth consecutive quarter of positive cash flow

•Account receivables were $68.6 million, compared to $54.6 million as of December 31, 2019. The increase in accounts receivable was primarily due to the timing of customer payments partially offset by certain accounts receivable included in assets held-for-sale.

•Inventory was $33.7 million, compared to $54.8 million as of December 31, 2019. The decrease in inventory was primarily due to the surge in demand for home-fitness products and certain inventory included in assets held-for-sale.

•To secure factory capacity, the company routinely issues non-cancelable purchase obligations for expected product deliveries in the next twelve months. As of September 30, 2020, there were approximately $240.3 million of non-cancelable purchase obligations including certain held-for-sale purchase orders of $13.8 million, compared to $47.0 million at the same date last year and $28.4 million as of December 31, 2019.

•Trade payables were $83.4 million, compared to $74.3 million as of December 31, 2019. The increase in trade payables was primarily due to timing of payments for inventory, advertising related payments partially offset by certain payables included in liabilities held-for-sale.

•Capital expenditures totaled $8.0 million as of September 30, 2020.

Forward Looking Guidance

•The company does not plan to provide specific guidance on an ongoing basis. However, as this year’s quarterly results have not followed the typical seasonality, the company is providing the following commentary.

•The company expects full year 2020 net sales to be between $540 million and $565 million and full year 2020 Adjusted EBITDA to be between $90 million and $100 million.

•The company is raising the full year 2020 capital expenditures guidance range to $10 million to $13 million.

Announcing Filing of S-3 Shelf Registration Statement

•Today, the company will file a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”). When declared effective by the SEC, the company may, from time to time, issue various types of securities, including common stock, debt securities, warrants or units, up to an aggregate amount of $100 million.

•The company has no immediate plans to raise and use additional capital at this time.

•Any offer, solicitation, or sale of any of the securities registered under the registration statement will be made only by means of the prospectus and the accompanying prospectus supplement once the registration statement is declared effective by the SEC.

•This announcement does not constitute an offer to sell or a solicitation of an offer to buy securities, nor may there be any sale of Nautilus’s common stock or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the effectiveness of the registration statement with the SEC and registration or qualification under the securities law of any state or jurisdiction.

Conference Call

Nautilus will discuss third quarter 2020 operating results during a live conference call and webcast on Monday, November 9, 2020 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer; Aina Konold, Chief Financial Officer; Becky Alseth, Chief Marketing Officer; Chris Quatrochi, SVP of Product Development; and Bill McMahon, Special Assistant to the CEO.

A telephonic playback will be available from 4:30 p.m. PT, November 9, 2020 through 8:59 p.m. PT, November 23, 2020. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13711832.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global technology driven fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Schwinn® and JRNY™. Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements
This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Our financial results could also be impacted by our sale of Octane Fitness and the impact of any divestiture or separation transaction on our remaining business. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the COVID-19 pandemic; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; risks related to or not completely realizing the anticipated benefits from the sale of Octane Fitness; changes in the financial markets, including changes in credit markets and interest rates and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #
SOURCE: Nautilus, Inc.

Investor Relations:
John Mills
ICR, LLC
646-277-1254
john.mills@ICRinc.com

Media:
John Fread
Nautilus, Inc.
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffman.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and nine months ended September 30, 2020 and 2019 (unaudited and in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net sales	$155,391	$61,708	$363,301	$205,112
Cost of sales	87,453	42,641	212,370	132,686
Gross profit	67,938	19,067	150,931	72,426

Operating expenses:
Selling and marketing	19,207	17,472	56,339	69,146
General and administrative	8,841	6,726	25,812	23,824
Research and development	4,240	3,122	11,783	11,282
(Gain) loss on disposal group, goodwill and other intangible impairment charge	(8,345)	—	20,668	72,008
Total operating expenses	23,943	27,320	114,602	176,260

Operating income (loss)	43,995	(8,253)	36,329	(103,834)
Other expense, net	(628)	(422)	(1,434)	(910)
Income (loss) from continuing operations before income taxes	43,367	(8,675)	34,895	(104,744)
Income tax expense (benefit)(1)	9,398	55	3,610	(8,786)
Income (loss) from continuing operations	33,969	(8,730)	31,285	(95,958)
Loss from discontinued operations, net of income taxes	(131)	(114)	(373)	(329)
Net income (loss)	$33,838	$(8,844)	$30,912	$(96,287)

Basic income (loss) per share from continuing operations	$1.13	$(0.29)	$1.05	$(3.24)
Basic loss per share from discontinued operations	—	(0.01)	(0.02)	(0.01)
Basic net income (loss) per share	$1.13	$(0.30)	$1.03	$(3.25)

Diluted income (loss) per share from continuing operations	$1.05	$(0.29)	$0.98	$(3.24)
Diluted loss per share from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Diluted net income (loss) per share	$1.04	$(0.30)	$0.97	$(3.25)

Shares used in per share calculations:
Basic	30,038	29,728	29,914	29,660
Diluted	32,401	29,728	31,792	29,660
(1) Income tax expense (benefit) for the three and nine months ended September 30, 2019 includes an immaterial correction to reduce income tax expense and the valuation allowance by $1.8 million. The correction reflects the impact of 2017 tax reform associated with the application of indefinite-lived deferred taxes to properly calculate the valuation allowance.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and nine months ended September 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended September 30,		Change
	2020	2019	$	%
Net sales:
Direct	$61,194	$16,197	$44,997	277.8%
Retail	93,155	44,823	48,332	107.8%
Royalty	1,042	688	354	51.5%
Consolidated net sales	$155,391	$61,708	$93,683	151.8%

Gross profit:
Direct	$34,990	$6,210	$28,780	463.4%
Retail	31,906	12,169	19,737	162.2%
Royalty	1,042	688	354	51.5%
Consolidated gross profit	$67,938	$19,067	$48,871	256.3%

Contribution:
Direct	$17,588	$(8,693)	$26,281	*
Retail	23,442	4,772	18,670	391.2%
Royalty	1,042	688	354	51.5%
Consolidated contribution	$42,072	$(3,233)	$45,305	*

Reconciliation of consolidated contribution to income (loss) from continuing operations:
Consolidated contribution	$42,072	$(3,233)	$45,305	*
Amounts not directly related to segments:
Operating expenses	1,923	(5,020)	6,943	138.3%
Other expense, net	(628)	(422)	(206)	(48.8)%
Income tax expense	(9,398)	(55)	(9,343)	(16,987.3)%
Income (loss) from continuing operations	$33,969	$(8,730)	$42,699	489.1%
*Not meaningful

The following table compares the net sales of our major product lines within each business segment (dollars in thousands):

	Three Months Ended September 30,		Change
	2020	2019	$	%
Direct net sales:
Cardio products(1)	$44,278	$12,431	$31,847	256.2%
Strength products(2)	16,916	3,766	13,150	349.2%
	61,194	16,197	44,997	277.8%
Retail net sales:
Cardio products(1)	71,924	35,509	36,415	102.6%
Strength products(2)	21,231	9,314	11,917	127.9%
	93,155	44,823	48,332	107.8%

Royalty	1,042	688	354	51.5%
	$155,391	$61,708	$93,683	151.8%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCoreTM, Schwinn® IC4, Max Trainer®, treadmills, other exercise bikes, ellipticals and subscription services.
(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

	Nine Months Ended September 30,		Change
	2020	2019	$	%
Net sales:
Direct	$158,768	$83,745	$75,023	89.6%
Retail	201,716	119,097	82,619	69.4%
Royalty	2,817	2,270	547	24.1%
Consolidated net sales	$363,301	$205,112	$158,189	77.1%

Gross profit:
Direct	$86,812	$41,633	$45,179	108.5%
Retail	61,302	28,523	32,779	114.9%
Royalty	2,817	2,270	547	24.1%
Consolidated gross profit	$150,931	$72,426	$78,505	108.4%

Contribution:
Direct	$36,392	$(19,569)	$55,961	*
Retail	37,444	3,803	33,641	884.6%
Royalty	2,817	2,270	547	24.1%
Consolidated contribution	$76,653	$(13,496)	$90,149	668.0%

Reconciliation of consolidated contribution to income (loss) from continuing operations:
Consolidated contribution	$76,653	$(13,496)	$90,149	*
Amounts not directly related to segments:
Operating expenses	$(40,324)	$(90,338)	50,014	55.4%
Other expense, net	(1,434)	(910)	(524)	(57.6)%
Income tax (expense) benefit	(3,610)	8,786	(12,396)	(141.1)%
Income (loss) from continuing operations	$31,285	$(95,958)	$127,243	132.6%
*Not meaningful

The following table compares the net sales of our major product lines within each business segment (dollars in thousands):

	Nine Months Ended September 30,		Change
	2020	2019	$	%
Direct net sales:
Cardio products(1)	$125,739	$68,121	$57,618	84.6%
Strength products(2)	33,029	15,624	17,405	111.4%
	158,768	83,745	75,023	89.6%
Retail net sales:
Cardio products(1)	157,078	92,250	64,828	70.3%
Strength products(2)	44,638	26,847	17,791	66.3%
	201,716	119,097	82,619	69.4%

Royalty	2,817	2,270	547	24.1%
	$363,301	$205,112	$158,189	77.1%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCoreTM, Schwinn® IC4, Max Trainer®, treadmills, other exercise bikes, ellipticals and subscription services.
(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

HELD-FOR-SALE DISPOSAL GROUP

The assets and liabilities of Octane Fitness® disposal group were recorded on the condensed consolidated balance sheets as current assets held-for-sale of $28.7 million and current liabilities held-for-sale of $9.7 million as follows (in thousands):

As of
September 30, 2020
Assets:
Cash and cash equivalents	$108
Trade receivables	3,937
Inventories	10,703
Prepaids and other current assets	586
Property, plant and equipment, net	1,571
Other intangible assets	32,045
Loss on disposal group	(20,272)
Other assets	23
Total current assets held-for-sale	$28,701
Liabilities:
Trade payables	$4,659
Accrued liabilities	759
Warranty obligations	2,779
Deferred income tax liabilities	1,513
Total current liabilities held-for-sale	$9,710

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2020 and December 31, 2019 (unaudited and in thousands):

	As of
	September 30, 2020	December 31, 2019
Assets

Cash and cash equivalents	$70,072	$11,070
Restricted cash	2,197	—
Trade receivables, net of allowances of $85 and $45	68,619	54,600
Inventories	33,715	54,768
Prepaids and other current assets	9,735	8,283
Income taxes receivable	6,600	472
Current assets held-for-sale	28,701	—
Total current assets	219,639	129,193
Property, plant and equipment, net	23,168	22,755
Operating lease right-of-use assets	20,637	20,778
Other intangible assets, net	9,553	43,243
Other assets	6,015	4,510
Total assets	$279,012	$220,479

Liabilities and Shareholders' Equity

Trade payables	$83,403	$74,255
Accrued liabilities	15,943	7,633
Operating lease liabilities, current portion	3,126	3,720
Warranty obligations, current portion	3,219	3,100
Debt payable, current portion, net of unamortized debt issuance costs of $83 and $0	2,417	—
Current liabilities held-for-sale	9,710	—
Total current liabilities	117,818	88,708
Operating lease liabilities, non-current	19,592	18,982
Warranty obligations, non-current	306	2,617
Income taxes payable, non-current	3,989	3,676
Deferred income tax liabilities, non-current	1,550	1,783
Other non-current liabilities	801	46
Debt payable, non-current, net of unamortized debt issuance costs of $277 and $230	11,510	14,071
Shareholders' equity	123,446	90,596
Total liabilities and shareholders' equity	$279,012	$220,479

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

EBITDA from Continuing Operations

Nautilus defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. Nautilus uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. Nautilus believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. Management believes that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, and it may not be comparable.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating income and income from continuing operations on an adjusted basis. Adjusted operating income excludes non-cash charges related to the disposal group held-for-sale and goodwill and the Octane Fitness® trade name intangible asset impairment. Adjusted income from continuing operations excludes the loss and impairment charges as well as the associated tax benefit. We believe that the adjustment of this charge and associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. In addition to presenting its EBITDA from continuing operations as described above, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned impairment charge for similar reasons.

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three and nine months ended September 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating expenses	$23,943	$27,320	$114,602	$176,260
Gain (loss) on disposal group(1)	8,345	—	(20,668)	—
Goodwill and other intangible impairment charge(2)	—	—	—	(72,008)
Adjusted operating expenses	$32,288	$27,320	$93,934	$104,252

The following table presents a reconciliation of operating income (loss), the most directly comparable GAAP measure, to Adjusted operating income (loss) for the three and nine months ended September 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating income (loss)	$43,995	$(8,253)	$36,329	$(103,834)
(Gain) loss on disposal group(1)	(8,345)	—	20,668	—
Goodwill and other intangible impairment charge(2)	—	—	—	72,008
Adjusted operating income (loss)	$35,650	$(8,253)	$56,997	$(31,826)
The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to Adjusted income (loss) from continuing operations for the three and nine months ended September 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Income (loss) from continuing operations	$33,969	$(8,730)	$31,285	$(95,958)
(Gain) loss on disposal group(1)	(8,345)	—	20,668	—
Goodwill and other intangible impairment charge(2)	—	—	—	72,008
Income tax expense (benefit) for (gain) loss on disposal group and goodwill and other intangible impairment	2,420	—	(4,796)	(3,095)
Adjusted income (loss) from continuing operations	$28,044	$(8,730)	$47,157	$(27,045)
The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to EBITDA for the three and nine months ended September 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Income (loss) from continuing operations	$33,969	$(8,730)	$31,285	$(95,958)
Interest expense, net	252	293	1,214	559
Income tax expense (benefit) from continuing operations	9,398	55	3,610	(8,786)
Depreciation and amortization	1,849	2,853	7,303	8,045
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$45,468	$(5,529)	$43,412	$(96,140)

The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Income (loss) from continuing operations	$33,969	$(8,730)	$31,285	$(95,958)
Interest expense, net	252	293	1,214	559
Income tax expense (benefit) from continuing operations	9,398	55	3,610	(8,786)
Depreciation and amortization	1,849	2,853	7,303	8,045
(Gain) loss on disposal group(1)	(8,345)	—	20,668	—
Goodwill and other intangible impairment charge(2)	—	—	—	72,008
Adjusted earnings (loss) before interest, taxes, depreciation and amortization (Adjusted EBITDA) from continuing operations	$37,123	$(5,529)	$64,080	$(24,132)
The following table presents a reconciliation of diluted income (loss) per share from continuing operations, the most directly comparable GAAP measure, to Adjusted diluted income (loss) per share from continuing operations for the three and nine months ended September 30, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Diluted income (loss) per share from continuing operations	$1.05	$(0.29)	$0.98	$(3.24)
(Gain) loss on disposal group, net of tax(1)	(0.18)	—	0.50	—
Goodwill and other intangible impairment charge, net of tax(2)	—	—	—	2.32
Adjusted diluted income (loss) per share from continuing operations	$0.87	$(0.29)	$1.48	$(0.92)

(1) Gain (loss) on disposal group
In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant and Equipment, for a long-lived assets or disposal group classified as held-for-sale, a loss is recognized for the carrying amount that exceeds the fair market value of the long-lived assets less the cost to sell. The assets and liabilities of a disposal group classified as held-for-sale should be presented separately in the asset and liability sections, respectively, of the balance sheet. The disposal group is expected to be structured as a sale of the subsidiary shares and we elected to classify the deferred taxes associated with the individual assets and liabilities as part of the disposal group held-for-sale.
(2) Goodwill and Other Intangible Impairment
In accordance with ASC 350, Intangibles - Goodwill and Other, Nautilus is required to test its goodwill and other indefinite-lived intangible assets for impairment annually or when a triggering event has occurred that would indicate that it is more likely than not that the fair value of the reporting units are less than the book value, including goodwill and intangibles. In our assessment, a triggering event occurred during the second quarter of 2019 as a result of the decline in our stock price and overall market capitalization. Based on the assessment conducted, we estimated a $72.0 million impairment.